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                                  EXHIBIT 11

                       Elcor Corporation and Subsidiaries
          Computation of Income Per Common and Common Equivalent Share

(In thousands, except per share amounts)

                                                                            Three Months Ended
                                                                           --------------------
                                                                           6-30-95      6-30-94
                                                                           ------       -------
1.    Three Months Ended June 30, 1995 and June 30, 1994
      Income per Common and Common Equivalent Share:
      Net Income                                                           $3,621       $ 4,918
                                                                           ======       =======

      Shares:
      Weighted average common shares outstanding                            8,717         8,750
      Adjustments:

      (a) Assumed issuance of shares purchased
          under incentive stock option plan using
          treasury stock method                                               105           183
                                                                           ------       -------

      Total Common and Common Equivalent Shares                             8,822         8,933
                                                                           ======       =======

      Income per Common and Common Equivalent Share                        $  .41       $   .55
                                                                           ======       =======
                                                                            Fiscal Year Ended
                                                                           --------------------
                                                                           6-30-95      6-30-94
                                                                           ------       -------
2.    Fiscal Year Ended June 30, 1995 and June 30, 1994
      Income per Common and Common Equivalent Share:

            Net Income                                                     $9,558       $14,745
                                                                           ======       =======
      Shares:
      Total Common and Common Equivalent Shares
      Three months ended 9/30/94 and 9/30/93                                8,925         8,932
      Three months ended 12/31/94 and 12/31/93                              8,849         8,899
      Three months ended 3/31/95 and 3/31/94                                8,782         8,920
      Three months ended 6/30/95 and 6/30/94                                8,822         8,933
                                                                           ------       -------
      Average Fiscal Year Ended 6/30/95 and 6/30/94                         8,844         8,921
                                                                           ======       =======
      Income Per Common and Common Equivalent Share                        $ 1.08       $  1.65
                                                                           ======       =======